Exhibit 4.3

[EXECUTION VERSION]

MYLAN INC.,

as Issuer,

MYLAN N.V.

as Guarantor

and

THE BANK OF NEW YORK MELLON,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED as of FEBRUARY 27, 2015

TO THE INDENTURE

DATED as of May 19, 2010

7.875% SENIOR NOTES DUE 2020

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of February 27, 2015, among Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (the “Guarantor”), Mylan Inc., a Pennsylvania corporation (the “Company”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 19, 2010, amended, supplemented and modified by a supplemental indenture thereto, dated as of November 29, 2011 (the “Indenture”), providing for the issuance of 7.875% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Guarantor has agreed to execute and deliver to the Trustee this Supplemental Indenture pursuant to which the Guarantor shall fully and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guarantor hereby agrees as follows:

(a) The Guarantor hereby absolutely, unconditionally, fully and irrevocably guarantees the Notes and obligations of the Company thereunder and under the Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes will be paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

(b) The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture or the absence of any action to enforce the same, any waiver or consent by any Holder of Notes with respect to any provisions of the Indenture or the Notes (other than those which expressly release, discharge or otherwise affect the Guarantee), any release of any other Notes Guarantor (as defined below), the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Notes Guarantor.

(c) The Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants, subject to Section 6 hereof, that this Guarantee shall not be discharged as to the Notes, except by complete performance of the obligations contained in the Notes, the Indenture and this Guarantee. The Guarantor acknowledges that this Guarantee is a guarantee of payment and not of collection.

(d) The Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on any Notes, whether at Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Notes, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce the Guarantee without first proceeding against the Company or any other Notes Guarantor. The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, the Guarantor will pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Notes Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Notes Guarantor, any amount paid by any of them to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand (x) subject to the terms and provisions of this Supplemental Indenture, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee.

(f) The Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

3. Reinstatement. The Guarantor hereby agrees that the Guarantee provided hereunder shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Company upon the bankruptcy or insolvency of the Company or any Notes Guarantor.

4. Contribution; Subrogation. In the event that the Notes are guaranteed by one or more Subsidiary Guarantors or other Persons (such Subsidiary Guarantor or Subsidiary Guarantors, together with any other Person that guarantees the Notes and the Guarantor, the “Notes Guarantors”), the Notes Guarantors shall agree that in order to provide for just and equitable contribution among the Notes Guarantors, in the event any payment or distribution is made by any Notes Guarantor under its Guarantee or Subsidiary Guarantee, as applicable, such Notes Guarantor will be entitled to a contribution from any other Notes Guarantor in a pro rata amount based on the net assets of each Notes Guarantor determined in accordance with GAAP. The Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to its Guarantee; provided, however, that if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

5. Execution and Delivery. The Guarantor hereby agrees that the Guarantee will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

6. Trustee Not Responsible for Recitals. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of, this Supplemental Indenture or for or in respect of the correctness of the recitals contained herein, all of which recitals are made solely by the Company and Guarantor.

7. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

8. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE GUARANTEE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

10. Confirmation of the Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect, except as supplemented and amended hereby.

11. Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

12. Successors. All agreements of the Company, the Guarantor or the Trustee in this Supplemental Indenture will bind their respective successors.

13. Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

14. Obligations Under Indenture. For the avoidance of doubt, the Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this Supplemental Indenture or as otherwise required by the Trust Indenture Act of 1939, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MYLAN INC.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

MYLAN N.V.

By:	/s/ John Miraglia
Name:	John Miraglia
Title:	Vice President and Assistant Treasurer

Signature Page to Second Supplemental Indenture to 2010 Indenture

THE BANK OF NEW YORK MELLON, as Trustee,

By:	/s/ Francine Kindcaid
Name:	FRANCINE KINCAID
Title:	VICE PRESIDENT

Signature Page to Second Supplemental Indenture to 2010 Indenture